Exhibit 99.2
5820 Nancy Ridge Drive, San Diego, California 92121
Phone: (858) 860-2500 · Fax: (858) 860-2600
For Further Information

AT IDM:	AT Financial Relations Board:
Robert De Vaere	Lars Glassen	Tricia Ross
Chief Financial Officer	General Information	Investor/Analyst Information
(858) 860-2500	(310) 854-8313	(617) 520-7064
	lglassen@financialrelationsboard.com	tross@financialrelationsboard.com
FOR IMMEDIATE RELEASE
August 16, 2005
EPIMMUNE AND IDM S.A. JOIN FORCES TO BECOME IDM PHARMA, INC.
SAN DIEGO, August 16, 2005 — Epimmune Inc. and IDM S.A today announced the completion of their previously announced business combination and related transactions. The combined company, incorporated in Delaware and headquartered in San Diego, is named IDM Pharma, Inc. (IDM). IDM S.A. is now a wholly owned French subsidiary of IDM. The common stock of the combined company will begin trading Tuesday, August 16, 2005, under the ticker symbol “IDMI” on the Nasdaq National Market. In connection with the closing of the transactions, a 1-for-7 reverse stock split of all outstanding common stock, including the shares issued to the stockholders of IDM S.A., was completed. As a result, the combined company has approximately 13.2 million shares issued and outstanding, and based on a $6.30 share price as of August 15, 2005 to reflect the reverse split, has a market capitalization of approximately $83 million.
Jean-Loup Romet-Lemonne, IDM S.A.’s Chairman and Chief Executive Officer, has assumed the position of Chairman and CEO of IDM. Emile Loria, President and CEO of Epimmune and Bob De Vaere, Chief Financial Officer of Epimmune have assumed the respective roles of President and Chief Business Officer, and CFO of IDM.
Dr. Romet-Lemonne will chair the nine-member board of directors of IDM, which includes three members from each of the former boards of each company, as well as three new independent board members.
IDM will focus on seven product candidates in clinical development for cancer and infectious disease indications. The Company’s lead product candidate, Junovan (formerly Mepact), has completed a Phase III clinical trial in the U.S. for the treatment of osteosarcoma. Junovan has received Orphan Drug Status in both the U.S. and EU, and the Company is working with U.S. and EU regulatory agencies regarding the appropriate pathway for product marketing approval. The Company expects to receive regulatory approval for Junovan in the U.S. and EU in 2007. The Company’s most advanced clinical product candidates, other than Junovan, are being developed to address large cancer markets, including bladder, colorectal and non-small cell lung cancer and melanoma. The Company has strategic partnerships with Sanofi-Aventis, Medarex and Innogenetics.
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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and is receiving compensation therefor. The information contained herein is furnished for informational purposes only and is not to be construed as an offer to buy or sell securities.

IDM Pharma, Inc.

Commenting on the completion of the business combination, Dr. Romet-Lemonne said, “In combining IDM’s delivery and production expertise with Epimmune’s epitope target identification capabilities, we believe we have greatly improved the opportunities for success of our technology and more importantly, expanded the prospects for the many patients who could benefit from our combined expertise. We believe there is substantial value in this combination to create one biopharmaceutical company with a strong product pipeline, prospects for annual product revenue by 2007, a healthy financial position with opportunity for new funding and solid backing from blue-chip pharma biotech partners.”
Additional information about IDM is available at the Company’s new web site at www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events, including the status of development of IDM’s product candidates and the expected advantages of combining Epimmune and IDM S.A. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including but not limited to the possibility that combining Epimmune and IDM S.A. may not result in a stronger company, that IDM may be unable to successfully execute its integration strategies or realize the expected benefits of the combination, as well as risks regarding whether regulatory authorities will approve Junovan within the time frame expected by the Company, whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the Company, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the Company will be sufficient to fund operations as planned; reliance on key employees, especially senior management; the uncertainty of the Company’s future access to capital; the risk that the Company may not secure or maintain relationships with collaborators, and the Company’s dependence on intellectual property. These factors are more fully discussed in Epimmune’s Annual Report on Form 10-K/A for the year ended December 31, 2004, the Proxy Statement concerning Epimmune’s business combination with IDM S.A. filed with the Securities and Exchange Commission (SEC) on June 30, 2005, and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.